Exhibit 10.6

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Victor “Chip” Perry (“Executive” ) and TrueCar, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive is a director of the Company and was the President and Chief Executive Officer of the Company;
WHEREAS, Executive was employed at-will by the Company and Executive signed an Employment Agreement with the Company entered into as of November 16, 2015 (the “Employment Agreement”);

WHEREAS, Executive signed an At-Will Employment, Confidential Information, and Invention Assignment with the Company dated November 16, 2015 (the “Confidentiality Agreement”);
WHEREAS, Executive signed an Indemnification Agreement with the Company entered into as of November 16, 2015 (the “Indemnification Agreement”);
WHEREAS, the Company and Executive have entered into Stock Option Agreements granted as of the dates indicated in Exhibit A hereto, pursuant to which Executive was granted the option to purchase shares of the Company’s common stock (each such grant, an “Option” and together, the “Options”) and have entered into Restricted Stock Unit Award Agreements granted as of the dates indicated in Exhibit A hereto, granting Executive the right to receive an award of restricted stock units (each such award, an “RSU Award” and together, the “RSU Awards”), each subject to the terms and conditions of (i) the Company’s 2014 Equity Incentive Plan (the “Plan”) and (ii) each of the Stock Option Agreement or the Restricted Stock Unit Award Agreement, as applicable, related to the award (collectively with the Plan, “Stock Agreements”);

WHEREAS, Executive resigned from employment with the Company effective May 31, 2019 (the “Resignation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.    Consideration. Notwithstanding that Executive resigned from employment, in consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions, and provided that Executive does not revoke the Agreement under Section 7 below, the Company shall pay Executive severance benefits in accordance with a Qualifying Termination (as defined in the Employment Agreement) as follows:

a.    Severance Payment. The Company will pay to Executive a cash lump sum of Three Million Two Hundred Thousand Dollars ($3,200,000.00), which is equivalent to 200% of the sum of Executive’s base salary and target bonus. This payment will be made to Executive, less applicable withholdings, within sixty (60) days after the Effective Date.

b.    Acceleration of Options and RSU Awards. On the Resignation Date, but subject to the effectiveness of this Agreement as provided herein, Executive’s vesting in each of the Options and each of the RSU Awards shall fully accelerate (the “Severance Acceleration”).

c.    General. Executive acknowledges that the consideration listed in Section 1(a) through (b) represents full and complete satisfaction of any severance obligations (i.e., cash, benefits, vesting, and other termination-related obligations) of the Company to Executive (but not with respect to any non-severance obligations of the Company to Executive) under the Employment Agreement and any other express, implied, written, and/or unwritten agreements or policies concerning compensation or benefits due upon termination of employment. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

2.    Resignation. Effective as of the Resignation Date, Executive resigned from and relinquished all roles with the Company and any Company divisions, subsidiaries, and/or affiliates, including but not limited to, from all Company committees, any roles with organizations in connection with which Executive served as a Company representative, and as the “principal executive officer” of the Company for SEC reporting purposes, with the exception of the resignation of his position as a director on the Company’s Board of Directors, which resignation was not effective as of the Resignation Date, but was to be delayed until Executive entered into a consulting agreement with the Company (the “Consulting Agreement”), unless the Company earlier notified Executive that negotiations over such agreement were at an impasse, in which case such resignation was to be effective upon delivery of such notice to Executive.

3.    Transition Services. Effective as of the Resignation Date, Executive agrees to provide reasonably requested transition and advisory services to the Company for the two (2) year period following the Resignation Date, in accordance with Consulting Agreement signed on the same date as this Agreement.

4.    Benefits. Executive’s health insurance benefits shall cease on the last day of the month of the Resignation Date, subject to Executive’s right to continue his health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, ceased as of the Resignation Date.

5.    Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement (including but not limited to the severance payments and the severance acceleration set forth in Sections 1(a) and 1(b) above), and the payment of any accrued vacation/paid time off, which shall be timely paid, and the payment of wages owed through the Resignation Date, and the payment of all unreimbursed business expenses to the extent submitted to the Company prior to the Effective Date, the Company and its agents have paid or provided all salary, wages, bonuses, premiums, leaves, vacation, housing allowances, relocation costs, notice periods, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

6.    Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship, including claims under the Employment Agreement or other agreement with the Company;

b.    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Reform and Control Act; the National Labor Relations Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; the Unruh Civil Rights Act;

the California Equal Pay Law; the California Unfair Business Practices Act; and the California Worker Adjustment and Retraining Notification Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.

Notwithstanding any other provision of this Agreement, this release does not extend to (i) any obligations incurred under this Agreement; (ii) Executive’s rights to receive accrued but unpaid base salary wages owed through the Effective Date; (iii) health, disability or life insurance benefits payable in accordance with the Company’s employee benefit plans; (iv) any rights with respect to director and officer indemnification pursuant to the Articles of Incorporation and/or bylaws of the Company and all written agreements for indemnification, exculpation of liability or advancement of expenses, in effect as of the Effective Date between the Company and any of its current or former directors and officers, as well as any indemnification or contribution rights afforded to Executive under applicable state or federal law, including without limitation all such claims arising out of Milbeck v. TrueCar et al. (C.D. Cal.) and Drulias v. Guthrie et al. (C.D. Cal.), and any subsequently-filed cases alleging similar claims in any state or federal court; or (v) claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. This release does not extend to any right Executive may have to unemployment compensation benefits or workers’ compensation benefits.

7.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

8.    California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect, except as provided in Section 6 above.

9.    No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees with respect to the claims herein released.

10.    Trade Secrets and Confidential Information/Company Property. Subject to Section 28 below governing Protected Activity, Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. No later than sixty (60) days following the Resignation Date, Executive will return all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Executive used in performing services for the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Executive).

11.    No Cooperation. Subject to Section 28 below governing Protected Activity, Executive agrees that he will not knowingly encourage, advise, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

12.    Cooperation with the Company. Executive agrees that Executive will reasonably assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or any Releasees, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including meeting with the Company’s counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company shall reasonably notify Executive in writing with respect to any request for cooperation under this Section, and the Company and Executive acknowledge and agree that all such cooperation under this Section 12 will be subject to Executive’s personal and business schedule. In addition, the Company will promptly reimburse Executive for all reasonable and necessary business expenses that he incurs with respect to such cooperation under this Section 12.

13.    Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Company, all of its subsidiaries and affiliates, and all of its past and present directors, officers, and members of the Company’s management (the “Nondisparagement Group”) and agrees to refrain from any tortious interference with the contracts and relationships of any member of the Nondisapargement Group. Executive shall direct any inquiries by potential future employers to the Company’s human resources department or members of the Company’s Board of Directors.

14.    Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any adjudicated material breach by Executive (i) of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or (ii) of the Confidentiality Agreement, shall entitle the Company to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Executive under this Agreement and the Confidentiality Agreement.

15.    No Admission of Liability. Executive understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive unless such claims were explicitly not released by the release in this Agreement. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

16.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17.    Taxes; Section 409A; Limitations on Payments.

(a)    (i)    It is the intent of the Parties that all compensation and benefits payable or provided to Executive under this Agreement shall fully comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. The Company and Executive shall cooperate in good faith so that all compensation paid under this Agreement or otherwise will comply with Section 409A.

(ii)    Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be payable until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. Notwithstanding anything contained in this Agreement to the contrary, each and every payment made under this Agreement shall be treated as a separate payment and not as a series of payments.

(iii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 17(a)(iii) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)    Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes herein. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein.

(v)    For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated. For purposes of this Agreement, “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

(vi)    Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(b)    Limitation on Payments. In the event that any payment or benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 17(b), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be either:

i.    delivered in full, or

ii.    delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance or change in control-related or other payments or benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 17(b) will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 17(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 17(b).

18.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through his to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.    No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or affect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including, but not limited to, the Employment Agreement, with the exception of the Indemnification Agreement, the Confidentiality Agreement, and the Stock Agreements, all of which shall continue with full force and effect and without amendment unless modified hereunder.

23.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and an authorized officer of the Company.

24.    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice/conflict of law provisions, unless preempted by federal law. Executive consents to personal and exclusive jurisdiction and venue in the applicable state or federal courts in Los Angeles County, California.

25.    Notices. Any notice contemplated or required by this Agreement (a “Notice”) shall be given in writing, delivered by first-class mail, courier, or overnight delivery service, addressed as follows:

If to Executive, then to:

Stewart Reifler, Esq.
8 Brightfield Lane
Westport, CT 06880
email: reifler@reiflerlaw.com

If to the Company, then to
Attn: Legal Department
TrueCar, Inc.
120 Broadway, Suite 200
Santa Monica, CA 90401
email: legal@truecar.com

Either Party may, by written designation, identify a new or additional representative to receive Notices under this Agreement.

26.    Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (“Effective Date”).

27.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

28.    Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

29.    Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)    he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

AGREED AND ACCEPTED:

VICTOR “CHIP” PERRY, an individual

Dated: 7/18        , 2019                /s/ Victor A. Perry III
Victor “Chip” Perry

TRUECAR, INC.

Dated: 7/18        , 2019                By /s/ Michael D. Darrow
Michael Darrow
Interim CEO

EXHIBIT A

EXECUTIVE’S OPTIONS AND RSUs AS OF RESIGNATION DATE

Grant No.	Grant Date	Grant Type	Type	Option Price	Shares Granted	Options Exercised / RSUs Released	Exercisable Options / Pending RSU Releases	Vested Shares	Unvested Shares

N1706001	06/10/2017	NQ	Options	$ 18.91	162,000	—	77,625	77,625	84,375
N1706048	06/10/2017	NQ	Options	$ 18.91	150,000	—	15,000	15,000	135,000
N1805001	05/12/2018	NQ	Options	$ 9.59	261,122	—	70,720	70,720	190,402
NA1903001	03/15/2019	NQ	Options	$ 6.93	113,444	—	4,726	4,726	108,718
N1512035	12/14/2015	NQ	Options	$ 8.02	1,840,000	—	1,494,999	1,494,999	345,001
R1512035	12/14/2015	RSU	RSUs	$—	660,000	536,250	—	536,250	123,750
R1706001	06/10/2017	RSU	RSUs	$—	31,472	13,769	—	13,769	17,703
R1707016	07/28/2017	RSU	RSUs	$—	10,225	8,947	—	8,947	1,278
R1805001	05/12/2018	RSU	RSUs	$—	81,818	20,454	—	20,454	61,364
RA1903001	03/15/2019	RSU	RSUs	$—	54,453	3,403	—	3,403	51,050
				TOTAL	3,364,534	582,823	1,663,070	2,245,893	1,118,641